UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement

DrugMax, Inc.
(Name of Registrant As Specified In Its Charter)

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DrugMax, Inc.

312 Farmington Avenue

Farmington, CT 06032

Dear Stockholder:

We provide you with this letter to inform you that stockholders (the “Majority Stockholders”) holding approximately 51.7% of the issued and outstanding shares of common stock of DrugMax, Inc., a Nevada corporation (“we” “us” or the “Company”) have approved, by written consent in lieu of a meeting an amendment to our Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to increase our authorized shares of common stock from 100,000,000 to 200,000,000 (the “Amendment”). The enclosed Information Statement and Notice of Stockholder Action fully describes this Amendment.

The written consent signed by the Majority Stockholders, which was delivered to the Company on September 27, 2005, satisfies the stockholder approval requirements under Nevada law and will allow us to amend our Articles of Incorporation to increase our authorized shares on or after October 20, 2005.

We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is furnished solely for the purpose of informing you of the Amendment approved by the Majority Stockholders in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934. This is not a notice of a meeting of stockholders and no stockholder’s meeting will be held to consider the Amendment.

Our Board of Directors has fully reviewed and unanimously approves the Amendment and has determined that the Amendment is in the best interests of the Company.

Thank you for your support.

Sincerely,

Edgardo A. Mercadante Co-Chairman & Chief Executive Officer September 30, 2005

DrugMax, Inc.

312 Farmington Avenue

Farmington, CT 06032

INFORMATION STATEMENT

AND

NOTICE OF ACTION TAKEN WITHOUT A MEETING

Dated September 30, 2005

INTRODUCTION

This Information Statement is being mailed on or about September     , 2005 to the stockholders of DrugMax, Inc. (“we” “us” or the “Company”) who owned their shares of record as of the close of business on September 23, 2005. This Information Statement is being sent to you for information purposes only. No action is required or requested on your part.

We are not asking you for a proxy and you are requested not to send us a proxy.

The purpose of this Information Statement is to inform you that on September 27, 2005, stockholders of the Company holding an aggregate of approximately 10,409,476 shares of our common stock (the “Majority Stockholders”), which constitutes approximately 51.7% of the issued and outstanding shares of our common stock outstanding as of September 23, 2005, approved by written consent in lieu of a meeting an amendment to our Amended and Restated Articles of Incorporation (“Articles of Incorporation”) to increase our authorized shares of common stock from 100,000,000 to 200,000,000 (the “Amendment”). Previously, on September 7, 2005, our Majority Stockholders approved an amendment to increase our authorized shares of common stock from 45,000,000 to 100,000,000, which amendment will become effective on October 3, 2005.

Under our Articles of Amendment and Nevada law, the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of our common stock is necessary to approve the Amendment. The record date for determining the stockholders entitled to vote on the Amendment was the close of business on September 23, 2005. At that time, the Company had issued and outstanding 20,131,031 shares of common stock and 17,000 shares of series A convertible preferred stock. Our common stock is the only class of our securities entitled to vote on the Amendment. Each share of common stock is entitled to one vote. Our Articles of Incorporation and Nevada law allow our stockholders to act by written consent in lieu of a meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the best of our knowledge, the following table sets forth, as of September 27, 2005, information as to the beneficial ownership of our voting securities by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company’s voting securities, (ii) each person serving the Company as a director on such date, (iii) each person serving the Company as an executive officer on such date who qualifies as a Named Executive Officer, as defined in Item 403(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, and (iv) all of the directors and executive officers of the Company as a group.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
Common stock	ABS Capital Partners III, LP, 400 EAST PRATT ST STE 910, BALTIMORE MD 21202(3)	6,183,444	28.50%

Common stock	AmerisourceBergen Drug Corporation, 1300 MORRIS DRIVE, CHESTERBROOK, PA (4)	2,234,296	9.99%

Common stock	UNITED HEALTHCARE SERVICES INC., 9900 BREN ROAD E, MINNETONKA MN 55343(5)	3,265,635	15.58%

Common stock	Laura Witt(6)	6,236,444	28.72%

Common stock	Peter Grua(7)	1,613,615	7.85%

Common stock	Jugal K. Taneja(8)	1,745,207	8.57%

Common stock	Ed Mercadante(9)	286,175	1.42%

Common stock	James Beaumariage(10)	50,000	*

Common stock	Phil Gerbino	58,000	*

Common stock	James Searson(11)	115,000	*

Common stock	Mark Majeske	40,000	*

Common stock	Rakesh Sharma	40,000	*

Common stock	All Directors and Executive Officers as a group	10,184,441	45.25%

Series A Preferred Stock	Midsummer Investment, Ltd., 485 Madison Avenue, 23rd Floor, New York, NY 10022	6,000	35.29%

Series A Preferred Stock	Islandia L.P., 485 Madison Avenue, 23rd Floor, New York, NY 10022	4,000	23.53%

Series A Preferred Stock	Casing & Co. c/o Wasatch Advisors, 150 Social Hall Avenue, 4th Floor, Salt Lake City, Utah 84111	3,200	18.82%

Series A Preferred Stock	Bristol Investment Fund, Ltd., 10990 Wilshire Blvd, Suite 1410, Los Angeles, California 90024	880	5.18%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is 312 Farmington Avenue, Farmington, CT, 06032-1968.

(2)

Based on 20,131,031 shares of common stock outstanding plus any vested warrants or options for each beneficial owner. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Pursuant to the rules of the Securities Exchange Commission, certain shares of common stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To the Company’s knowledge, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners named above is: c/o DrugMax, Inc., 312 Farmington Avenue, Farmington, CT 06032.

(3)	Includes 1,561,791 shares issuable upon the exercise of warrants to acquire common stock that are currently exercisable.

(4)	Number of shares of common stock which may be issuable in payment of, and upon the conversion of, the debenture issued to AmerisourceBergen Drug Corporation, which as of September 27, 2005 we estimate to be 2,234,296 shares of common stock. AmerisourceBergen Drug Corporation has contractually agreed to restrict its ability to convert its debenture and receive shares of our common stock such that the number of shares of common stock held after such conversion will not exceed 9.99%.

(5)	Includes 824,822 shares issuable upon the exercise of warrants to acquire common stock that are currently exercisable.

(6)	Includes 4,621,653 common shares and 1,561,791 warrants held by ABS Capital Partners III, LP. Ms. Witt is a general partner of ABS Capital Partners III, LP. She disclaims beneficial ownership of all such securities held by ABS Capital Partners III, L.P., except to the extent of her proportionate pecuniary interests therein.

(7)	Includes the following shares and warrants beneficially owned by: HLM/CB Fund L.P., 241,802 common shares and 81,712 warrants; HLM/UH Fund L.P., 331,796 common shares and 112,123 warrants; and Validus L.P., 602,560 common shares and 203,622 warrants. Excludes 5,252 options issued to Peter Grua, as these options are not exercisable within 60 days. Mr. Grua is a general partner of all such limited partnerships. He disclaims beneficial ownership of all such securities held by all of such limited partnerships, except to the extent of his proportionate pecuniary interests therein.

(8)	Includes the following shares and warrants beneficially owned: 21st Century Healthcare Fund LLC, 300,000; Carnegie Capital, 422,555; Dynamic Health Products, 122,462; First Delhi Trust, 48,378; Manju Taneja, his spouse, 469,510 and exercisable stock options, 242,500. Mr. Taneja disclaims beneficial ownership of all such securities held by his wife.

(9)	Excludes 1,221,672 stock options, as these options are not exercisable within 60 days.

(10)	Excludes 143,314 stock options, as these options are not exercisable within 60 days.

(11)	Excludes 75,000 stock options, as these options are not exercisable within 60 days.

Shares of the common stock of the Company are listed and traded on the Nasdaq Small Cap Market (“Nasdaq”) under the symbol “DMAX.”

AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

The following is a brief description of the Amendment to our Articles of Incorporation and the reasons therefor.

Increase in Authorized Shares.

Our board of directors and our Majority Stockholders have approved an Amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 100,000,000 to 200,000,000 shares.

As of September 27, 2005, we had 20,131,031 issued and outstanding shares of common stock and options, warrants and convertible preferred shares convertible or exercisable for an additional 17,774,481 shares of common stock, leaving us with only 7,094,488 shares available for future issuance. On September 7, 2005, our

Majority Stockholders approved an amendment to increase our authorized shares of common stock from 45,000,000 to 100,000,000. That amendment, which we will hereinafter refer to as the First Amendment, is scheduled to become effective on October 3, 2005.

At the time of the First Amendment, the Company had engaged a well-respected investment bank to advise it with regard to potential equity financing opportunities and was negotiating the terms of a potential sale of common stock to certain limited qualified institutional investors. However, at that time the Company was not a party to any agreements with respect to any such transactions and had not received any term sheets or binding commitments from any potential investors. Accordingly, as a result of the preliminary nature of such discussions, the Company could not, at that time, make any definitive statements as to the terms and timing of any potential transaction, nor could it estimate the number of shares of common stock that would be needed to accommodate the offering.

Since that time, however, on September 23 and September 26, 2005, the Company entered into securities purchase agreements to sell to certain qualified institutional buyers and accredited investors an aggregate of 44,093,432 shares of the Company’s common stock for an aggregate purchase price of $51,104,340. In addition, the investors will receive warrants to purchase an aggregate of 22,046,715 shares of common stock of the Company. The offering was executed in two traunches. A purchase agreement for the first traunch was executed on September 23, 2005, for an aggregate of $47,814,265. The unit price of the common stock and corresponding warrant was $1.1525. The warrants are exercisable for a period of five years from the closing date at an exercise price of $1.09 per share. A purchase agreement for the second traunch was executed on September 26, 2005, for an aggregate of $3,290,075. The unit price of the common stock and corresponding warrant was $1.2625. The warrants are exercisable for a period of five years from the closing date at an exercise price of $1.20 per share. The closing of the transactions will occur on or about October 3, 2005, upon increase of the number of authorized shares of the Company’s common stock to 100,000,000.

However, because of the size of the offering, the Company will not have sufficient authorized but unissued or reserved shares of Common Stock to permit the complete exercise of all warrants sold in the above described offering. As a result, on September 27, 2005, holders of a majority of the Company’s outstanding shares of Common Stock acted upon written consent to authorize an increase in the maximum number of shares of Common Stock issuable by the Company from 100,000,000 to 200,000,000.

The additional authorized shares will also provide the Company and the board of directors with the flexibility to issue common stock for a variety of purposes in the future. These purposes could include, among other things, the use of stock to raise additional capital, to purchase property or assets, to acquire other companies, to provide equity compensation and incentives to employees and directors, to facilitate stock splits or stock dividends, and for other bona fide corporate purposes. Other than as mentioned in this information statement, we have no additional plans, arrangements, agreements or understandings to issue any additional shares of common stock at this time.

The increase in the number of shares of common stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to effect a change in the composition of our board of directors or contemplates a tender offer or other transaction involving the combination of the Company with another company, it may be possible for us to impede the attempt by issuing additional shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. By potentially discouraging initiation of any such unsolicited takeover attempt, our Articles of Incorporation may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Amendment may also have the effect of permitting our current management, including our board of directors, to retain its position indefinitely and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

Our board of directors did not propose this or any of the other amendments to our Articles of Incorporation in response to any effort known to our board of directors to accumulate common stock or to obtain control of the Company by means of a merger, tender offer or solicitation in opposition to management. Further, our board of directors does not currently contemplate recommending the adoption of any other amendments to the Articles of Incorporation that could be construed as limiting the ability of third parties to take over or change the control of the Company.

If authorized, the additional shares of common stock created by the Amendment may be issued without further action by our stockholders, subject to applicable rules imposed by Nevada law and the rules of the Nasdaq. Under our Articles of Incorporation, the holders of our common stock do not have preemptive rights with respect to future issuances of common stock. Thus, should our board of directors elect to issue additional shares of common stock, our existing stockholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders. The issuance of additional shares of common stock could also have a dilutive effect on our earnings per share.

Required Vote

Under Nevada law, an amendment to a corporation’s Articles of Incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Action by Written Consent; No Vote Required

Your consent is not required and is not being solicited in connection with the Amendment to our Articles of Incorporation. Pursuant to Section 78.320 of the Nevada law, unless otherwise provided in a corporation’s Articles of Incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power. On September 27, 2005, stockholders holding an aggregate of approximately 10,409,476 shares of our common stock (the “Majority Stockholders”), which constitutes approximately 51.7% of the issued and outstanding shares of our common stock outstanding as of September 23, 2005, acted by written consent and authorized the Amendment. Accordingly, the action by written consent of the Majority Stockholders is sufficient, without the concurring consent of any of our other stockholders, to approve and adopt the Amendment.

Notice of Action by Written Consent

Pursuant to Rule 14c-2 of Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended, we are required to distribute an information statement to every stockholder from whom consent is not solicited at least 20 calendar days prior to the earliest date on which the proposed amendment to our Articles of Incorporation becomes effective. This Information Statement serves as the notice required by Rule 14c-2 of Regulation 14C.

Effective Date of the Amendments

The amendments to our Articles of Incorporation will become effective upon the filing of a Articles of Amendment to our Articles of Incorporation with the Secretary of State of Nevada. Our board of directors intends to file the Articles of Amendment to our Articles of Incorporation as soon as practicable upon the passing of 20 calendar days from the later of (i) the date a definitive copy of this Information Statement is filed with the Securities and Exchange Commission (“SEC”) and (ii) the date a definitive copy of this Information Statement is mailed to our stockholders. The full text of the proposed amendment is set forth in Appendix A to this Information Statement. The text of the Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of Nevada and as our board of directors deems necessary and advisable to effect the Amendment. The summary of the Amendment contained herein is qualified in its entirety to the text of the Amendment.

Dissenters’ Rights

Under Nevada law, our stockholders are not entitled to dissenter’s rights with respect to the actions set forth in this Information Statement or to demand appraisal of their shares as a result of the approval of any of these actions.

Miscellaneous

All costs incurred in the mailing of this Information Statement will be borne by us. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of information materials to the beneficial owners of shares of our common stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date hereof, and the mailing of this Information Statement to our stockholders shall not create any implication to the contrary.

By Order of the Board of Directors

Allison D. Kiene, Secretary

Farmington, CT September 30, 2005